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EMERSON REPORTS SECOND QUARTER 2013 RESULTS

•	Sales increased slightly to $6.0 billion, as underlying sales grew 2 percent

•	EBIT margin expansion of 20 basis points to 14.9 percent

•	Earnings per share increased 4 percent to $0.77

ST. LOUIS, May 7, 2013 – Emerson (NYSE: EMR) today announced that net sales for the second quarter ended March 31, 2013, increased 1 percent from the prior year to $6.0 billion. Underlying sales grew 2 percent as unfavorable currency translation and divestitures together deducted 1 percent, with the U.S. up 1 percent, Asia up 2 percent, and Europe down 3 percent. Sales reflected mixed results across end markets and geographies, but slow economic growth overall as business investment stalled, particularly in mature markets. EBIT margin of 14.9 percent improved 20 basis points, benefiting primarily from cost containment. Pretax margin expanded 10 basis points to 13.9 percent. Earnings per share of $0.77 increased 4 percent from the prior year.
"Economies around the world are struggling for momentum," said Chairman and Chief Executive Officer David N. Farr. "Demand slowed in the second half of the quarter as overall global business confidence deteriorated. We do not see a catalyst to economic growth over the next six to nine months. In light of the current business environment, I was pleased with our underlying growth, especially in emerging markets, which grew 6 percent. We will continue to target investment in growing regions, while remaining cautious in mature markets until the economy accelerates."
Operating cash flow increased 6 percent to $597 million, driven primarily by higher earnings. Working capital performance improved from a slow start to the year, with a 140 basis point reduction from the first quarter to 18.6 percent of sales. Capital expenditures of $120 million were lower than the prior year by $37 million, contributing to free cash flow growth of 18 percent to $477 million. Year-to-date cash generation has been strong, with operating cash flow up 29 percent and free cash flow up 51 percent compared to the prior year.
"Despite the slow economic climate, we continue to expect a record year for operating cash flow," Farr said. "With very strong cash generation through the second quarter compared to the first half of 2012, we are well-positioned to achieve that target. Our priority this year remains returning at least 60 percent of operating cash flow to shareholders through dividends and share repurchases. Supporting

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this commitment, later today we expect the Board of Directors to approve a new program authorizing the repurchase of 70 million shares over the next several years."

Business Segment Highlights
Process Management sales grew 8 percent, as global oil and gas, chemical, and power industry investment remained solid. Underlying sales increased 9 percent with currency translation deducting 1 percent, led by 10 percent growth in the systems and solutions business. By region, 14 percent growth in Asia benefited from strong project activity in Australia; investment in the North Sea region and Russia drove 7 percent growth in Europe; and the U.S. decreased 1 percent, as higher natural gas inventories contributed to slower investment. Segment margin of 20.0 percent increased 170 basis points, as volume leverage, cost containment, and currency gains offset unfavorable mix from lower maintenance investment by customers. Growth is expected to remain stable in the near term despite difficult comparisons and moderating end markets, particularly North America.
Industrial Automation reported and underlying sales decreased 6 percent, with the U.S. down 1 percent, Europe down 15 percent, and Asia down 3 percent, as end markets for global capital goods remained under pressure. The power generating alternators and industrial motors and electrical drives businesses were particularly weak, partially offset by strength in the hermetic motors business which was driven by HVAC compressor demand. Segment margin of 15.4 percent decreased 40 basis points, as cost containment actions partially offset volume deleverage. Demand for industrial goods is expected to remain challenging in the second half of 2013, particularly in Europe.
Network Power reported and underlying sales declined 4 percent, with U.S. underlying sales down 2 percent, Asia down 6 percent, and Europe down 3 percent, as weakness in information technology and telecommunications end markets persisted. The embedded computing and power business declined at a double-digit rate, reflecting weak and volatile demand for technology equipment and mobile devices, and continued product line rationalization. Underlying sales declined slightly in the network power systems business, as global investment in data center and telecommunications infrastructure remained sluggish, especially in Europe. Segment margin declined 110 basis points to 7.5 percent, primarily driven by volume deleverage and higher other costs. Near term end market demand is expected to reflect the uncertainty and caution in the broader macroeconomic environment.
Climate Technologies reported and underlying sales grew 7 percent, as residential air conditioning markets reflected strong demand and comparisons eased. By geography, U.S. and Europe underlying sales increased 8 percent and Asia grew 4 percent. The U.S. residential air conditioning business was particularly strong with 23 percent growth, benefiting from improving residential construction and easier comparisons. Commercial air conditioning and refrigeration demand remained soft, with the transportation business particularly weak. Segment margin of 17.7 percent improved 60 basis points, as volume leverage and cost containment offset unfavorable mix from lower-margin

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residential growth. Industry trends suggest slower growth in the near term, with moderating residential air conditioning growth and continued soft demand in commercial air conditioning and refrigeration markets.
Commercial & Residential Solutions sales declined 4 percent, reflecting a 6 percent deduction from the Knaack business divestiture. Underlying sales grew 2 percent, benefiting from a 5 percent increase in the U.S., which was led by the residential storage business. Segment margin expanded 30 basis points to 21.3 percent, primarily due to cost reductions and the divestiture mix benefit. Modest growth is expected to continue in North America residential end markets in the near term.

Outlook
After a weaker than expected February and March, orders in April continued to trend downward, reflecting further deterioration in business confidence. There is no clear catalyst to improve global economic growth over the next six to nine months. Based on the current business environment, reported and underlying sales growth is now expected to be only 1.5 to 2.5 percent, with EBIT and pretax margin approximately equal to the prior year. Earnings per share are expected to be between $3.48 and $3.58, 5 cents lower than previous estimates and up 3 to 6 percent over last year. (Prior year comparisons exclude the impact of the goodwill impairment in 2012.)

Upcoming Investor Events
Today at 2 p.m. ET, Emerson management will discuss the second quarter results during a conference call. Interested parties may listen to the live conference call via the Internet by visiting Emerson's website at www.Emerson.com/financial and completing a brief registration form. A replay of the conference call will remain available for approximately three months.
On Monday, May 20, 2013, Emerson Chairman and Chief Executive Officer David N. Farr will speak at the Electrical Products Group Conference in Longboat Key, Florida, at 10:45 a.m. ET, and an updated outlook by segment will be provided. The presentation will be posted on Emerson's website at www.Emerson.com/financial at the time of the event and remain available for approximately three months.

Forward-Looking and Cautionary Statements
Statements in this Current Report on Form 8-K that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.
(tables attached)

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			TABLE 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended March 31,		Percent
	2012	2013	Change

Net sales	$5,919	$5,960	1%
Costs and expenses:
Cost of sales	3,583	3,587
SG&A expenses	1,359	1,426
Other deductions, net	105	59
Interest expense, net	58	57
Earnings before income taxes	814	831	2%
Income taxes	258	253
Net earnings	556	578	4%
Less: Noncontrolling interests in earnings of subsidiaries	11	17
Net earnings common shareholders	$545	$561	3%

Diluted avg. shares outstanding	736.8	725.3

Diluted earnings per common share	$0.74	$0.77	4%

	Quarter Ended March 31,
	2012	2013
Other deductions, net
Amortization of intangibles	$57	$54
Rationalization of operations	31	16
Other	22	(10)
Gains, net	(5)	(1)
Total	$105	$59

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			TABLE 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Six Months Ended March 31,		Percent
	2012	2013	Change

Net sales	$11,228	$11,513	3%
Costs and expenses:
Cost of sales	6,837	6,933
SG&A expenses	2,713	2,820
Other deductions, net	195	145
Interest expense, net	116	111
Earnings before income taxes	1,367	1,504	10%
Income taxes	430	460
Net earnings	937	1,044	11%
Less: Noncontrolling interests in earnings of subsidiaries	21	29
Net earnings common shareholders	$916	$1,015	11%

Diluted avg. shares outstanding	737.5	726.1

Diluted earnings per common share	$1.24	$1.39	12%

	Six Months Ended March 31,
	2012	2013
Other deductions, net
Amortization of intangibles	$115	$113
Rationalization of operations	54	32
Other	33	1
Gains, net	(7)	(1)
Total	$195	$145

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		TABLE 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended March 31,
	2012	2013
Assets
Cash and equivalents	$2,153	$2,615
Receivables, net	4,319	4,559
Inventories	2,402	2,327
Other current assets	670	688
Total current assets	9,544	10,189
Property, plant & equipment, net	3,449	3,481
Goodwill	8,866	8,007
Other intangible assets	1,936	1,734
Other	339	313
Total assets	$24,134	$23,724

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$1,828	$1,485
Accounts payables	2,419	2,460
Accrued expenses	2,500	2,651
Income taxes	178	48
Total current liabilities	6,925	6,644
Long-term debt	4,018	4,059
Other liabilities	2,481	2,347
Total equity	10,710	10,674
Total liabilities and equity	$24,134	$23,724

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		TABLE 4
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Six Months Ended March 31,
	2012	2013
Operating activities
Net earnings	$937	$1,044
Depreciation and amortization	406	411
Changes in operating working capital	(482)	(399)
Other, net	35	95
Net cash provided by operating activities	896	1,151

Investing activities
Capital expenditures	(287)	(235)
Purchase of businesses, net of cash and equivalents acquired	(167)	—
Other, net	(43)	(45)
Net cash used in investing activities	(497)	(280)

Financing activities
Net increase in short-term borrowings	891	21
Proceeds from long-term debt	—	499
Principal payments on long-term debt	(249)	(270)
Dividends paid	(588)	(593)
Purchases of treasury stock	(329)	(271)
Other, net	(29)	14
Net cash used in financing activities	(304)	(600)

Effect of exchange rate changes on cash and equivalents	6	(23)

Increase in cash and equivalents	101	248

Beginning cash and equivalents	2,052	2,367

Ending cash and equivalents	$2,153	$2,615

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		Table 5
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended March 31,
	2012	2013
Sales
Process Management	$1,869	$2,020
Industrial Automation	1,284	1,213
Network Power	1,549	1,481
Climate Technologies	926	988
Commercial & Residential Solutions	475	457
	6,103	6,159
Eliminations	(184)	(199)
Net sales	$5,919	$5,960

Earnings
Process Management	$341	$403
Industrial Automation	203	186
Network Power	134	111
Climate Technologies	158	175
Commercial & Residential Solutions	100	98
	936	973
Differences in accounting methods	55	54
Corporate and other	(119)	(139)
Interest expense, net	(58)	(57)
Earnings before income taxes	$814	$831

Rationalization of operations
Process Management	$4	$4
Industrial Automation	4	5
Network Power	16	5
Climate Technologies	4	1
Commercial & Residential Solutions	3	1
Total	$31	$16

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		Table 6
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Six Months Ended March 31,
	2012	2013
Sales
Process Management	$3,396	$3,916
Industrial Automation	2,513	2,350
Network Power	3,044	2,940
Climate Technologies	1,659	1,740
Commercial & Residential Solutions	932	910
	11,544	11,856
Eliminations	(316)	(343)
Net sales	$11,228	$11,513

Earnings
Process Management	$531	$736
Industrial Automation	385	350
Network Power	256	216
Climate Technologies	258	276
Commercial & Residential Solutions	197	195
	1,627	1,773
Differences in accounting methods	104	104
Corporate and other	(248)	(262)
Interest expense, net	(116)	(111)
Earnings before income taxes	$1,367	$1,504

Rationalization of operations
Process Management	$9	$7
Industrial Automation	8	10
Network Power	26	9
Climate Technologies	6	2
Commercial & Residential Solutions	5	4
Total	$54	$32

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			Table 7
Reconciliations of Non-GAAP Financial Measures
The following reconciles non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions):

	Q2 2012	Q2 2013	Change
Profit margin
EBIT*	$872	$888	$16
EBIT margin*	14.7%	14.9%	20 bps
Interest expense, net	58	57	(1)
Pretax earnings	$814	$831	$17
Pretax earnings margin	13.8%	13.9%	10 bps

Cash flow
Operating cash flow	$562	$597	$35
Capital expenditures	(157)	(120)	37
Free cash flow*	$405	$477	$72

Year-to-date cash flow
Operating cash flow	$896	$1,151	29%
Capital expenditures	(287)	(235)	(18)%
Free cash flow*	$609	$916	51%

	2012	2013E	Change
Profit margin as % of sales
EBIT*	13.7%	~16.1%	~240 bps
Goodwill impairment	2.4%	—%	(240) bps
EBIT excl. impairment*	16.1%	~16.1%	~0 bps
Interest expense, net	(0.9)%	(0.9)%	0 bps
Pretax earnings excl. impairment*	15.2%	~15.2%	~0 bps
Goodwill impairment	(2.4)%	—%	240 bps
Pretax earnings	12.8%	~15.2%	~240 bps

Earnings per share
Net earnings per share	$2.67	$3.48-3.58	30-34%
Goodwill impairment	0.72	—	(27-28)%
Normalized earnings per share*	$3.39	$3.48-3.58	3-6%

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